Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group, Inc.

(407) 650-1223

CNL Lifestyle Properties Strengthens Demographic Investment Focus with Acquisition of 29

Senior Living Communities

— Joint Venture to Own Portfolio Spread across 12 States, Valued at $630 Million –

ORLANDO, Fla. (Jan. 11, 2011) – CNL Lifestyle Properties, Inc., a real estate investment trust (REIT), has closed on its acquisition of 29 senior living communities in 12 states in a transaction valued at $630 million. The properties have been purchased through a joint venture with Sunrise Senior Living, Inc. Under the terms of the agreement, CNL Lifestyle Properties owns 60 percent of the joint venture, with Sunrise owning the remaining 40 percent. Sunrise will operate the communities under a long-term management agreement. Goldman Sachs Lending Partners, LLC provided $435 million in financing for the transaction.

The acquisition marks CNL Lifestyle Properties’ entry into the senior living market and complements the REIT’s demographics-driven investment thesis. The senior living industry is poised for significant growth during the next 20 years as baby boomers retire.

In addition to these senior living properties, CNL Lifestyle Properties owns more than 120 properties in a portfolio of ski resorts, golf courses, marinas and amusement parks across the United States and Canada.

“CNL has had a substantial track record in the senior living sector, including the formation and successful sale of CNL Retirement Properties, Inc.,” said Tom Sittema, CEO of CNL Financial Group, the REIT’s sponsor and external manager. “As the nation emerges from a period of economic uncertainty, there are many opportunities in the senior living space for companies that have access to capital and a conservative management strategy, such as CNL Lifestyle Properties.”

CNL Retirement Properties, which was also a REIT sponsored and managed by CNL Financial Group, was sold for $5.3 billion in October 2006 to Health Care Property Investors, Inc. At the time, it was widely considered one of the largest health care real estate transactions ever completed.

The senior living properties acquired by CNL Lifestyle Properties were purchased from a joint venture between Sunrise and Arcapita, Inc.

—more—

CNL Lifestyle Properties Strengthens Demographic Investment Focus with Acquisition of 29 Senior Living Communities, page 2

“With this transaction, CNL Lifestyle Properties has created a $3.1 billion portfolio of assets that appeal to individuals at all stages of life, from families with young children to people in retirement,” said Byron Carlock, president and CEO of CNL Lifestyle Properties. “This acquisition further enhances our investment thesis at a time when demand for senior living communities is increasing.”

The average age of the properties in the transaction is just under 10 years and the majority of the communities are in metropolitan areas. The properties have a combined 2,082 units.

“We are excited to be partnering with Sunrise, an industry-leading provider of senior living,” Carlock said. “We believe these properties are positioned to compete well in their local markets as baby boomers start to retire in large numbers over the next two decades.”

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 151 properties in the United States and Canada in the lifestyle and recreation sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About Sunrise Senior Living, Inc.

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,500 people. As of November 30, 2010, Sunrise operated 320 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 31,200 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding CNL Lifestyle Properties’ future financial position, business strategy, projected levels of growth, projected success of its tenants, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the CNL Lifestyle Properties’ management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company markets, equity raise and the ability to obtain financing for transactions, the impact of the current credit crisis and economic recession, the effect of reduced consumer spending, our tenants’ abilities to attract a significant number of guests from their target markets, the impact of mineral rights and other reservations on the company’s properties, the company’s ability to develop new resorts or further develop existing resorts on a timely or cost-efficient basis, the company’s abilities to manage growth, potential accidents or injuries at properties, the possibility of future regulatory changes or intervention, our tenants’ abilities to achieve or sustain profitability, downturns in their industry segments and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, and the company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to CNL Lifestyle Properties or persons acting on its behalf are qualified in their entirety by these cautionary statements.

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